EXHIBIT 11
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                    SENECA FOODS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                        (In thousands except share data)

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                                                                                                     Three Months Ended
                                                                                                     ------------------
                                                                                                    6/30/01          7/1/00
                                                                                                    -------          ------

Basic Net Earnings Applicable to Common Stock:

    Net (Loss) Earnings                                                                        $        (1,286) $          1,290
    Deduct Preferred Cash Dividends                                                                          -                 6
                                                                                               ---------------------------------
        Net (Loss) Earnings Applicable to
      Common Stock                                                                             $        (1,286) $          1,284

Weighted Average Common
  Shares Outstanding                                                                                 6,582,359         6,571,216
Effect of Common Stock Equivalent                                                                            -                 -
                                                                                               ---------------------------------
Weighted Average Common Shares Outstanding
for Primary Earnings per Share                                                                       6,582,359         6,571,216
                                                                                                ================================
Basic (Loss) Earnings Per Share                                                                 $         (.20)   $          .20
                                                                                                ================================
Diluted Net Earnings Applicable to Common Stock:

    Net (Loss) Earnings Applicable to
      Common Stock                                                                              $         (1,286) $        1,284
    Add Back Preferred Cash Dividends                                                                          -               5
                                                                                                --------------------------------
        Net (Loss) Earnings Applicable to
          Common Stock                                                                          $         (1,286) $        1,289
                                                                                                ================================
Weighted Average Common
  Shares Outstanding                                                                                   6,582,359       6,571,216
Effect of Common Stock Equivalent                                                                              -       3,654,059
                                                                                                 -------------------------------
Weighted Average Common Shares Outstanding
for Diluted Earnings per Share                                                                         6,582,359      10,224,275
                                                                                                 ===============================
Diluted (Loss) Earnings Per Share                                                                     $     (.20)    $       .13
                                                                                                 ===============================
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